Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Phillip G. Creek
      Senior Vice President, Chief Financial Officer
         M/I Homes, Inc.
         (614) 418-8011

M/I Homes Reports
Record Third Quarter Results

Columbus, Ohio (October 26, 2005) - M/I Homes, Inc. (NYSE:MHO) announced record financial results for the third quarter ended September 30, 2005.

Net income of $25.1 million and diluted earnings per share of $1.72 for the three months ended September 30, 2005, both third quarter records for the Company, are 11% and 10% higher, respectively, than net income of $22.6 million and diluted earnings per share of $1.57 reported in the same period of 2004. Net income for the nine months ended September 30, 2005 was $59.5 million, or $4.09 per diluted share compared to 2004’s record net income and diluted earnings per share of $67.0 million and $4.65, respectively. Net income and diluted earnings per share for both 2004 periods include a $3.0 million net of tax charge ($0.21 per diluted share) related to the repayment of subordinated debt.

As previously reported, homes delivered in 2005’s third quarter were 1,047, down 8% compared to 1,135 in the third quarter of 2004. For the nine months ended September 30, 2005, homes delivered were 2,675, down 14% from 2004’s record 3,103. New contracts set a third quarter record of 1,163, a 20% increase from 971 in the third quarter of 2004. For the first nine months, new contracts were 3,413, compared to 2004’s 3,411. Backlog of homes at September 30, 2005 was 3,522 units, with a record sales value of $1.139 billion. The backlog of homes at September 30, 2004 was 2,966 units, with a sales value of $866 million. The average sales price of homes in backlog at September 30, 2005 rose to $323,000, an 11% increase over 2004’s average sales price of $292,000. M/I Homes had 140 active subdivisions at September 30, 2005 compared to 130 at September 30, 2004.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to announce record financial results for the third quarter of 2005 - reaching records in new contracts, revenue, income, diluted earnings per share and backlog. Our average closing price was 15% higher than a year ago and our margins during the quarter continued to be strong with gross margins of 25.5% and operating margins at 12.7%. Our homes delivered for the quarter were lower than expected due primarily to delays in our Florida markets. We are particularly pleased with our strategy to reposition our geographic footprint. While delays in opening new communities and softness in our Midwest markets have hampered our annual target of approximately 15% growth in new contracts, we continued to see strong results in our Florida, North Carolina and D.C. markets during the third quarter, with new contracts up 37% and 67%, respectively. We currently have 140 communities open, versus 127 at June 30, 2005 and plan on having approximately 150 communities by year end.”

Mr. Schottenstein concluded, “Our financial position continues to be very strong, with shareholders’ equity of $552 million and book value per share of nearly $39. We continue to diversify our land position, purchasing $254 million of land this year with over 80% of that being in our targeted growth markets. We have improved our capital structure with the issuance earlier this year of $200 million of senior notes. With our record backlog and anticipated deliveries of approximately 4,275 units, we are optimistic about achieving record financial results for the year. We are re-affirming our previous earnings guidance of $6.75 to $6.95 per diluted share compared with 2004’s earnings of $6.35 per diluted share. In addition, we believe 2006 will be our eleventh consecutive record year, with deliveries exceeding 5,000 homes and diluted earnings per share exceeding $7.65.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on the website through October 26, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 65,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$332,478	$315,496	$839,876	$825,357

Net income	$ 25,079	$ 22,567	$ 59,470	$ 66,985

Earnings per share
Basic	$1.75	$1.60	$4.16	$4.75
Diluted	$1.72	$1.57	$4.09	$4.65

Weighted average shares outstanding
Basic	14,325	14,099	14,291	14,096
Diluted	14,577	14,370	14,540	14,412

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$332,478	$315,496	$839,876	$825,357
Gross margin	84,748	77,954	213,186	216,675
General and administrative expense	21,039	17,840	53,345	46,189
Selling expense	21,394	19,847	56,378	53,208
Operating income	42,315	40,267	103,463	117,278
Interest expense	3,903	2,965	8,673	6,557
Income before income taxes	38,412	37,302	94,790	110,721
Income taxes	13,333	14,735	35,320	43,736
Net income	$ 25,079	$ 22,567	$ 59,470	$ 66,985

Additional Information:
Housing revenue	$320,826	$302,113	$788,086	$801,407
Land revenue	$ 8,920	$ 2,244	$ 28,993	$ 11,409
Financial services revenue	$ 6,869	$ 7,681	$ 20,293	$ 26,322

Financial services pre-tax income	$ 4,193	$ 4,570	$ 12,875	$ 18,032

Average Closing Price	$ 307	$ 267	$ 295	$ 259

EBITDA	$ 45,234	$ 41,589	$110,367	$121,110
Interest incurred	$ 8,093	$ 4,517	$ 17,729	$ 11,683
Interest amortized to cost of sales	$ 1,953	$ 1,183	$ 5,432	$ 3,298
Depreciation and amortization	$ 1,353	$ 580	$ 3,057	$ 1,784

Cash used in operating activities			$(143,430)	$ (60,417)
Cash used in investing activities			$ (47,186)	$ (7,356)
Cash from financing activities			$ 191,542	$ 68,634

Units:
New contracts	1,163	971	3,413	3,411
Homes delivered	1,047	1,135	2,675	3,103

	September 30,
	2005	2004
Backlog:
Units	3,522	2,966
Aggregate sales value(millions)	$1,139	$866
Average sales price in backlog	$ 323	$292

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	September 30,
	2005	2004
Balance Sheet:
Unrestricted cash	$ 3,277	$ 3,404
Homebuilding inventory:
Lots, land and land development costs	$ 699,447	$505,524
Houses under construction	409,689	298,528
Land purchase deposits	8,303	4,929
Other	11,570	10,626
Total homebuilding inventory	$1,129,009	$819,607

Total assets	$1,301,370	$944,785
Homebuilding debt	$ 509,554	$271,652
Shareholders’ equity	$ 551,814	$461,120
Book value per share	$ 38.50	$ 32.72
Homebuilding debt/capital ratio	48%	37%